                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 2)/1/

                        Personnel Group of America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    715338109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                 Marty Brandt                         Joseph Milana & Chrissie Neves              Joseph Milana & Chrissie Neves
   CSFB Global Opportunities Partners, L.P.                 Links Partners, LP                          Inland Partners, LP
c/o Hemisphere Global Opportunities Partners,          61 Wilton Avenue, 2nd Floor                  61 Wilton Avenue, 2nd Floor
                     Ltd.                              Westport, Connecticut 06880                  Westport, Connecticut 06880
      Hemisphere House, Nine Church St.                 Telephone: (203) 221-1703                    Telephone: (203) 221-1703
        P.O. Box HM951, Hamilton HM11
              Hamilton, Bermuda
          Telephone: (441) 295-9166


--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                November 27, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)

----------
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------                                          ------------------------------------
CUSIP No.  715338109                                     13G                            Page 2 of 15 Pages
--------------------------------------                                          ------------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           CSFB Global Opportunities Partners, L.P.
---------- ---------------------------------------------------------------------------------------------------- -------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
------------------------------- ------ --------------------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY             ------ --------------------------------------------------------------------------------------------
             EACH                 6    SHARED VOTING POWER
          REPORTING
            PERSON                     3,398,568
             WITH               ------ --------------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------ --------------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             |_|


---------- ------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.31%
---------- ------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           PN
---------- ------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                          ------------------------------------
CUSIP No.  715338109                                     13G                            Page 3 of 15 Pages
--------------------------------------                                          ------------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           CSFB Global Opportunities Partners (Bermuda), L.P.
---------- ---------------------------------------------------------------------------------------------------- -------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

------------------------------- ------ --------------------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY             ------ --------------------------------------------------------------------------------------------
             EACH                 6    SHARED VOTING POWER
          REPORTING
            PERSON                     3,398,568
             WITH               ------ --------------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------ --------------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             |_|

---------- ------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           11.31%
---------- ------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           PN
---------- ------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                          ------------------------------------
CUSIP No.  715338109                                     13G                            Page 4 of 15 Pages
--------------------------------------                                          ------------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Hemisphere Global Opportunities Partners, Ltd.
---------- ---------------------------------------------------------------------------------------------------- -------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

------------------------------- ------ --------------------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY             ------ --------------------------------------------------------------------------------------------
             EACH                 6    SHARED VOTING POWER
          REPORTING
            PERSON                     3,398,568
             WITH               ------ --------------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------ --------------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             |_|


---------- ------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           11.31%
---------- ------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           CO, HC
---------- ------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                          ------------------------------------
CUSIP No.  715338109                                     13G                            Page 5 of 15 Pages
--------------------------------------                                          ------------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           The Hemisphere Trust Company Limited
---------- ---------------------------------------------------------------------------------------------------- -------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
------------------------------- ------ --------------------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY             ------ --------------------------------------------------------------------------------------------
             EACH                 6    SHARED VOTING POWER
          REPORTING
            PERSON                     3,398,568
             WITH               ------ --------------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------ --------------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             |_|

---------- ------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           11.31%
---------- ------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           OO, HC
---------- ------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                          ------------------------------------
CUSIP No.  715338109                                     13G                            Page 6 of 15 Pages
--------------------------------------                                          ------------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Links Partners, LP
---------- ---------------------------------------------------------------------------------------------------- -------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bahamas
------------------------------- ------ --------------------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY             ------ --------------------------------------------------------------------------------------------
             EACH                 6    SHARED VOTING POWER
          REPORTING
            PERSON                     3,398,568
             WITH               ------ --------------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------ --------------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             |_|


---------- ------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           11.31%
---------- ------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           PN
---------- ------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                          ------------------------------------
CUSIP No.  715338109                                     13G                            Page 7 of 15 Pages
--------------------------------------                                          ------------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Inland Partners, LP
---------- ---------------------------------------------------------------------------------------------------- -------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bahamas
------------------------------- ------ --------------------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY             ------ --------------------------------------------------------------------------------------------
             EACH                 6    SHARED VOTING POWER
          REPORTING
            PERSON                     3,398,568
             WITH               ------ --------------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------ --------------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,398,568

---------- ------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             |_|


---------- ------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           11.31%
---------- ------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           PN
---------- ------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                          ------------------------------------
CUSIP No.  715338109                                     13G                            Page 8 of 15 Pages
--------------------------------------                                          ------------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Coryton Management Ltd.
---------- ---------------------------------------------------------------------------------------------------- -------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bahamas
------------------------------- ------ --------------------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY             ------ --------------------------------------------------------------------------------------------
             EACH                 6    SHARED VOTING POWER
          REPORTING
            PERSON                     3,398,568
             WITH               ------ --------------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------ --------------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             |_|


---------- ------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           11.31%
---------- ------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           CO, HC
---------- ------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                          ------------------------------------
CUSIP No.  715338109                                     13G                            Page 9 of 15 Pages
--------------------------------------                                          ------------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Arthur Coady
---------- ---------------------------------------------------------------------------------------------------- -------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada.
------------------------------- ------ --------------------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY             ------ --------------------------------------------------------------------------------------------
             EACH                 6    SHARED VOTING POWER
          REPORTING
            PERSON                     3,398,568
             WITH               ------ --------------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------ --------------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             |_|


---------- ------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           11.31%
---------- ------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           IN, HC
---------- ------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                          ------------------------------------
CUSIP No.  715338109                                     13G                            Page 10 of 15 Pages
--------------------------------------                                          ------------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Elias Sabo

---------- ---------------------------------------------------------------------------------------------------- -------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
------------------------------- ------ --------------------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY             ------ --------------------------------------------------------------------------------------------
             EACH                 6    SHARED VOTING POWER
          REPORTING
            PERSON                     3,398,568
             WITH               ------ --------------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------ --------------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             |_|


---------- ------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           11.31%
---------- ------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           IN
---------- ------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                          ------------------------------------
CUSIP No.  715338109                                     13G                            Page 11 of 15 Pages
--------------------------------------                                          ------------------------------------

---------- ------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           I. Joseph Massoud
---------- ---------------------------------------------------------------------------------------------------- -------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                (a) [ ]
                                                                                                                (b) [X]
---------- ------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- ------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
------------------------------- ------ --------------------------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY             ------ --------------------------------------------------------------------------------------------
             EACH                 6    SHARED VOTING POWER
          REPORTING
            PERSON                     3,398,568
             WITH               ------ --------------------------------------------------------------------------------------------
                                  7    SOLE DISPOSITIVE POWER

                                       0
                                ------ --------------------------------------------------------------------------------------------
                                  8    SHARED DISPOSITIVE POWER

                                       3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,398,568
---------- ------------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES             |_|


---------- ------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           11.31%
---------- ------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           IN
---------- ------------------------------------------------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 715338109                     13G                  Page 12 of 15 Pages
-------------------                                          -------------------


     The undersigned hereby file this Amendment No. 2 (this "Amendment") to the
Schedule 13G filed by CSFB Global Opportunities Partners, L.P., CSFB Global Opportunities Partners (Bermuda), L.P., Hemisphere Global Opportunities Partners, Ltd., The Hemisphere Trust Company Limited, Links Partners, LP, Inland Partners, LP and Coryton Management Ltd. on July 17, 2001 with the Securities and Exchange Commission relating to the common stock, par value $0.01 per share, of Personnel Group of America, Inc., a Delaware corporation, which Schedule 13G was amended by Amendment No. 1 filed on November 21, 2001. In this Amendment, the undersigned amend and restate the entire text of Item 4 in order to reflect additional securities purchased by CSFB Global Opportunities Partners, L.P., CSFB Global Opportunities Partners (Bermuda), L.P., Links Partners, LP and Inland Partners, LP, and to indicate that Arthur Coady is the sole shareholder of Coryton Management Ltd. and that each of Links Partners, LP and Inland Partners, LP granted a proxy to Elias Sabo and I. Joseph Massoud providing them with investment authority over any securities held by Links Partners, LP and Inland Partners, LP.

Item 4. Ownership:

     (a)  Amount Beneficially Owned:

          See response to Item 9 on page 2.

     (b)  Percent of Class:

          See response to Item 11 on page 2.

     (c)  Number of Shares as to which such person has:

          (i) Sole power to vote or to direct to vote: See response to Item 5 on page 2.

          (ii) Shared power to vote or to direct to vote: See response to Item 6 on page 2.

         (iii) Sole power to dispose or to direct the disposition of: See response to Item 7 on page 2.

          (iv) Shared power to dispose or to direct the disposition of: See response to Item 8 on page 2.

     CSFB Global Opportunities Partners, L.P., CSFB Global Opportunities Partners (Bermuda), L.P., Links Partners, LP and Inland Partners, LP beneficially own $60,537,000 aggregate face amount of 5-3/4% Convertible Subordinated Notes due July 2004 of Personnel Group of America, Inc., which are immediately convertible into 3,398,568 shares of common stock of Personnel Group of America, Inc. Hemisphere Global Opportunities Partners, Ltd. is the general partner of CSFB Global Opportunities Partners, L.P and CSFB Global Opportunities Partners (Bermuda), L.P. The sole shareholder of Hemisphere Global Opportunities Partners, Ltd. is The Hemisphere Trust Company Limited, as trustee of The Hemisphere Global Opportunities Partners Charitable Trust. Coryton Management Ltd. is the general partner of Links Partners, LP

-------------------                                          -------------------
CUSIP No. 715338109                     13G                  Page 13 of 15 Pages
-------------------                                          -------------------

and Inland Partners, LP. Arthur Coady is the sole shareholder and director of Coryton Management Ltd. and a director and President of a limited partner of each of Links Partners, LP and Inland Partners, LP. Each of Links Partners, LP and Inland Partners, LP granted a proxy to Elias Sabo and I. Joseph Massoud providing them with investment authority over securities held by Links Partners, LP and Inland Partners, LP. Elias Sabo and I. Joseph Massoud are managing members of a limited partner of each of Links Partners, LP and Inland Partners, LP.

-------------------                                          -------------------
CUSIP No. 715338109                     13G                  Page 14 of 15 Pages
-------------------                                          -------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Amendment is true, complete and correct.

Dated: December 20, 2001

                            CSFB GLOBAL OPPORTUNITIES PARTNERS, L.P.

                            By: Hemisphere Global Opportunities Partners, Ltd.

                            By: /s/ Marty Brandt
                                ------------------------------
                                Name: Marty Brandt
                                Title: Director



                            CSFB GLOBAL OPPORTUNITIES PARTNERS
                            (BERMUDA), L.P.

                            By: Hemisphere Global Opportunities Partners, Ltd.


                            By: /s/ Marty Brandt
                                ------------------------------
                                Name: Marty Brandt
                                Title: Director



                            HEMISPHERE GLOBAL OPPORTUNITIES PARTNERS, LTD.

                            By: /s/ Marty Brandt
                                ------------------------------
                                Name: Marty Brandt
                                Title: Director



                            THE HEMISPHERE TRUST COMPANY LIMITED

                            By: /s/ Tom Healy
                                ------------------------------
                                Name: Tom Healy
                                Title: Director

-------------------                                          -------------------
CUSIP No. 715338109                     13G                  Page 15 of 15 Pages
-------------------                                          -------------------

                                  LINKS PARTNERS, LP

                                  By: Coryton Management Ltd., its general
                                       partner

                                  By: /s/ Arthur Coady
                                      ------------------------------
                                      Name: Arthur Coady
                                      Title: President



                                  INLAND PARTNERS, LP

                                  By: Coryton Management Ltd., its general
                                       partner

                                  By: /s/ Arthur Coady
                                      ------------------------------
                                      Name: Arthur Coady
                                      Title: President



                                  CORYTON MANAGEMENT LTD.

                                  By: /s/ Arthur Coady
                                      ------------------------------
                                      Name: Arthur Coady
                                      Title: President


                                      /s/ Arthur Coady
                                  ----------------------------------
                                      ARTHUR COADY


                                      /s/ Elian Sabo
                                  ----------------------------------
                                      ELIAS SABO


                                      /s/ I. Joseph Massoud
                                  ----------------------------------
                                      I. JOSEPH MASSOUD